SmartHeat Inc. Announces Third Quarter 2009 Financial Results, Affirms Full Year
Earnings Guidance and Anticipates Growth Momentum to Continue Into 2010

•	Revenues increased 83% to $37.8 million from $20.7 million in 3Q08
•	Net income increased 105% to $8.9 million from $4.3 million in 3Q08
•	Earnings Per Share increased 98% to $0.36 from $0.18 in 3Q08
•	Affirms 2009 earnings guidance of $80 million in revenue and $15.5 million in net income
•	Successfully completed $75 million financing
•	Positive signs of economic growth in China, anticipates earnings growth momentum to continue into 2010

NEW YORK, November 16, 2009 /PRNewswire-Asia/ — SmartHeat Inc. (NASDAQ: HEAT - News; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry today announced record financial results for the third quarter ended September 30, 2009. SmartHeat's products significantly reduce heat energy costs, increase energy efficiency and reduce air pollution.

James Jun Wang, Chairman & CEO of SmartHeat, commented, "We are excited to announce a quarter of strong financial performance. Our third quarter financial results are the result of a favorable market environment for our industry and our management team diligently executing on our growth strategies. China’s energy savings industry is supported by the Chinese government as a sector that is receiving significant funding through government initiatives and the Chinese stimulus package. Because of this support, China’s heat energy savings industry has not been as negatively impacted by the current global economic slowdown.

“The weakened economy has increased customer awareness of utilizing energy saving equipment from which we are a primary beneficiary. SmartHeat is well positioned to potentially reap significant benefits from the world’s transition to cleaner technologies and energy saving equipment,” concluded Mr. Wang.

Third Quarter Financial Performance

Revenues were $37.8 million in the third quarter of 2009 compared to $20.7 million in the same period last year, an 83% increase. The significant revenue increase was due significant sales growth across all product lines as a result of:

increasing our traditional heat supply sales as a result growth in the China domestic infrastructure construction industry, accounting for $24.22 million or 43% of total sales adding new customers in the chemical, engineering, electric power, metal smelting, industries, accounting for $19.37 million or 34% of our total sales rising heat meter sales, accounting for $7.8 million or approximately 14% of total sales

Gross profit was $13.1 million in the third quarter of 2009 compared to $7.4 million in the same period last year, a 77% increase. Gross profit increased primarily due to the increased sales

Operating expenses were $2.5 million in the third quarter of 2009 compared to $2.1 million in the same period last year, an 18% increase. Operating expenses increased in the quarter because of the higher general and administrative expenses associated with an increase in expenses incurred to expand our growing sales and due to our recent financing activities.

Operating income was $10.7 million in the third quarter of 2009 compared to $5.4 million in the same period last year, a 100% increase. Operating income increased as a result of continued economies of scale in production costs combined with the rapid growth in revenues and improved operating efficiency.

Net income was $8.9 million in the third quarter of 2009 compared to $4.3 million in the same period last year, a 105% increase. Earnings per share were $0.36 in the third quarter of 2009 compared to $0.18 in the same period last year. In addition to the increased revenue and income from operations, net income and EPS both benefited from a decrease in the tax rate during the quarter from 18.5% to 15.5%.

Affirms Full Year 2009 Earnings Guidance

SmartHeat re-affirms its full year 2009 earnings guidance of approximately $15.5 million in net income and approximately $80 million in revenues compared to $6.3 million in net income and $32.7 million in revenues in 2008.

Business Outlook

Mr. Wang commented, “We continue to experience increasing order flow and demand from our existing and new customers for our energy savings equipment. Not only has demand for our products increased, but our production capabilities and product offerings have increased with recent acquisitions.

“In the third quarter the Company completed a $75 million equity offering. The net proceeds from the offering will be used for general corporate purposes, including the continued expansion of our product offerings, capital expenditures, and to meet growing working capital needs to continue our rapid growth. We believe the additional working capital will also be used by the company to bid on additional projects which are larger and more profitable, which we believe to be strategic fits to our long term business plan.

“We believe SmartHeat’s earnings growth momentum will continue well into 2010 as we anticipate a broader domestic economic expansion in China next year. We are optimistic that SmartHeat is on track to achieve solid fourth quarter earnings growth and another year of rapid growth in 2010 for our growing list of individual and institutional shareholders,” Mr Wang concluded.

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Market listed (NASDAQ: HEAT - News) US company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures standard plate heat exchangers (PHEs), custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating purposes is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies as well as municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward- looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,		FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2009	2008	2009	2008

Net sales	$56,541,795	$29,345,571	$37,835,897	$20,708,288

Cost of goods sold	36,562,363	19,502,070	24,687,460	13,273,914

Gross profit	19,979,433	9,843,501	13,148,438	7,434,374

Operating expenses
Selling expenses	2,325,471	1,664,882	1,165,939	1,056,854
General and administrative expenses	2,626,775	1,470,577	1,286,643	1,024,107

Total operating expenses	4,952,245	3,135,459	2,452,581	2,080,961

Income from operations	15,027,187	6,708,042	10,695,856	5,353,413

Non-operating income (expenses)
Interest income	145,839	318,070	65,418	57,387
Interest expense	(209,462)	(257,116)	(91,850)	(94,076)
Subsidy income	21,443	16,141	(13,897)	7,000
Financial expense	(222,625)	-	(222,625)	-
Other expense		(13,676)	11,199	(13,676)
Other income	61,644	9,744	60,675	1,454

Total non-operating income (expenses)	(203,162)	73,163	(191,081)	(41,911)

Income before income tax	14,824,026	6,781,205	10,504,776	5,311,502

Income tax expense	2,304,672	1,246,935	1,624,240	980,907

Net income from operations	12,519,354	5,534,270	8,880,536	4,330,595

Less: net income attributable to noncontrolling interest	-	5,934	-	5,934

Net income	12,519,354	5,528,336	8,880,536	4,324,661

Other comprehensive item
Foreign currency translation	270,399	578,670	257,256	167,774

Comprehensive Income	$12,789,753	6,107,006	$9,137,792	$4,492,435

Basic weighted average shares outstanding	24,430,806	21,503,588	24,924,435	24,055,878

Diluted weighted average shares outstanding	24,513,092	21,503,647	25,010,735	24,056,054

Basic earnings per share	$0.51	$0.26	$0.36	$0.18

Diluted earnings per share	$0.51	$0.26	$0.36	$0.18

The accompanying notes are an integral part of these consolidated financial statements

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30, 2009	DECEMBER 31, 2008
	(UNAUDITED)

ASSETS

CURRENT ASSETS
Cash & cash equivalents	$60,294,695	$1,435,212
Restricted cash	1,043,524	462,048
Accounts receivable, net	20,276,792	11,390,169
Retentions receivable	553,105	290,852
Advances to suppliers	3,474,936	412,524
Other receivables, prepayments and deposits	3,282,014	698,834
Inventories	14,394,162	6,107,583
Note receivable - bank acceptance	70,655	14,631

Total current assets	103,389,881	20,811,853

NON-CURRENT ASSETS
Restricted cash	19,185	219,472
Accounts receivable, net	582,375	310,810
Retentions receivable	2,309,852	166,912
Construction in progress	60,230	-
Intangible assets, net	4,122,844	1,155,131
Property and equipment, net	7,578,356	2,436,553

Total noncurrent assets	14,672,842	4,288,878

TOTAL ASSETS	$118,062,723	$25,100,731

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$6,030,827	$1,210,906
Unearned revenue	2,084,036	850,408
Notes payable - bank acceptance	1,000,543	-
Taxes payable	2,147,376	1,327,775
Accrued liabilities and other payables	7,071,473	1,330,812
Due to minority shareholder	-	5,303
Loans payable	5,564,504	2,443,450

Total current liabilities	23,898,759	7,168,654

DEFERRED TAX LIABILITY	15,519	38,854

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 32,756,575 and 24,179,900 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	32,757	24,180
Paid in capital	71,679,770	8,223,453
Statutory reserve	2,689,432	1,150,542
Accumulated other comprehensive income	1,255,603	984,629
Retained earnings	18,490,884	7,510,419

Total stockholders' equity	94,148,446	17,893,223

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$118,062,723	$25,100,731

The accompanying notes are an integral part of these consolidated financial statements

SMARTHEAT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interest	$12,519,354	$5,534,270
Adjustments to reconcile net income including noncontrolling interest to net cash used in operating activities:
Depreciation and amortization	409,371	173,821
Unearned interest on accounts receivable	195,901	(71,804)
Stock option compensation expense	1,755	1,270
Decrease in deferred tax liability	(23,357)	-
(Increase) decrease in current assets:
Accounts receivable	(9,305,812)	(4,995,840)
Retentions receivable	(2,403,726)	107,279
Advances to suppliers	(3,051,902)	320,260
Other receivables, prepayments and deposits	485,060	(2,346,526)
Inventories	(8,277,813)	118,223
Note receivable	(55,986)	(201,118)
Increase (decrease) in current liabilities:
Accounts payable	5,782,299	928,337
Unearned revenue	1,232,371	(1,581,803)
Taxes payable	818,141	864,934
Accrued liabilities and other payables	(4,450,011)	(266,072)

Net cash used in operating activities	(6,124,354)	(1,414,769)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash	(380,457)	(101,542)
Purchase asset of Siping	(0)	-
Construction in progress	(60,203)	(83,027)
Acquisition of property & equipment	(3,610,566)	(287,398)

Net cash used in investing activities	(4,051,225)	(471,967)

CASH FLOWS FROM FINANCING ACTIVITIES:
Due to minority shareholders	-	(660)
Due from / (to) shareholder	-	(587,644)
Short term loans	12,117,636	-
Repayment of short term loans	(9,216,986)	(1,361,113)
Issuance of common stock	66,138,390	5,100,000

Net cash provided by financing activities	69,039,040	3,150,583

EFFECT OF EXCHANGE RATE CHANGE ON CASH & CASH EQUIVALENTS	(3,978)	(9,482)

NET INCREASE IN CASH & CASH EQUIVALENTS	58,859,482	1,254,365

CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	1,435,213	448,573

CASH & CASH EQUIVALENTS, END OF PERIOD	$60,294,695	$1,702,938

Supplemental Cash flow data:
Income tax paid	$1,272,797	$426,809
Interest paid	$219,061	$201,269

The accompanying notes are an integral part of these consolidated financial statements